EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

RED LION HOTELS CORPORATION,

TICKETSWEST.COM, INC.

and

PACIOLAN, LLC

dated as of

August 11, 2017

TABLE OF CONTENTS

i

ii

Section 10.06	Entire Agreement	54
Section 10.07	Successors and Assigns	54
Section 10.08	No Third-party Beneficiaries	54
Section 10.09	Amendment and Modification; Waiver	54
Section 10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	55
Section 10.11	Counterparts	55

iii

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of August 11, 2017 (the “Effective Date”), is entered into by and among RED LION HOTELS CORPORATION, a Washington corporation (“Parent”), TICKETSWEST.COM, INC., a Washington corporation (“Seller”), and PACIOLAN, LLC, a Delaware limited liability company (“Buyer”). Buyer, Parent and Seller are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, Seller is engaged in the business of providing primary ticketing, marketing and fundraising services to venues, teams, promoters, presenters, organizations and event organizers, while also producing and presenting live entertainment engagements in a variety of markets (the “Business”);
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein; and
WHEREAS, Parent is entering into this Agreement to give Buyer certain rights of indemnification upon which Buyer is relying in consummating the transactions described herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“2016 Ticketing Agreements” has the meaning set forth in Section 2.08(a).
“2017 Ticketing Agreements” has the meaning set forth in Section 2.08(a).
“2016 Total Ticketing OCF” has the meaning set forth in Section 2.08(b).
“Accounts Receivable” has the meaning set forth in Section 2.01(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Statement” has the meaning set forth in Section 2.09.
“Annual Financial Statements” has the meaning set forth in Section 4.04.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).
“Assignment and Assumption of Leases” has the meaning set forth in Section 3.02(a)(iv).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Base Amount” means Six Million Dollars ($6,000,000).
“Basket” has the meaning set forth in Section 8.04(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).
“Books and Records” has the meaning set forth in Section 2.01(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Spokane, Washington or in New York, New York are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).
“Buyer Confidential Information” has the meaning set forth in Section 6.02(b).
“Buyer Covered Persons” has the meaning set forth in Section 6.02(a).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer’s Accountants” means Deloitte.

“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Portion of the Purchase Price” has the meaning set forth in Section 2.5.
“Closing Capital” means: (a) Current Assets and Long-Term Prepaids, less (b) Total Liabilities, determined as of the close of business on the Closing Date.
“Closing Capital Statement” has the meaning set forth in Section 2.07(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracts” means all contracts, licenses, leases, deeds, mortgages, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Confidential Information” has the meaning set forth in Section 6.02(d).
“Covered Persons” has the meaning set forth in Section 6.02(a).
“Current Assets and Long-Term Prepaids” means the assets of Seller included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules, in each case in accordance with GAAP. For the avoidance of doubt, Current Assets shall not include any notes receivable, any intercompany balances or any Tax asset (including, without limitation, any Prepaid Asset related to the payment of Taxes).
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Direct Claim Notice” has the meaning set forth in Section 8.05(c).
“Direct Claims Dispute Period” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“Employee Benefit Plan” means any of the following that Seller currently maintains for any of its current or former executives, officers or other employees: (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement or other retirement, deferred compensation, severance, bonus, profit-sharing or incentive plan or arrangement.
“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).
“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Agreement” has the meaning set forth in Section 7.02(j).
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” has the meaning set forth in Section 3.02(a)(x).

“Escrow Agreement” has the meaning set forth in Section 3.02(a)(x).
“Escrow Amount” has the meaning set forth in Section 2.05.
“Estimated Closing Capital” has the meaning set forth in Section 2.07(a).
“Estimated Purchase Price” means (a) the Base Amount, plus (b) the amount, if any, by which Estimated Closing Capital is greater than the Target Capital, minus (c) the amount, if any, by which Estimated Closing Capital is less than the Target Capital, minus (d) the amount, if any, of the adjustment contemplated by Section 2.08.
“Estimated Purchase Price Statement” has the meaning set forth in Section 2.07(a).
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Final Closing Capital” has the meaning set forth in Section 2.07(d)(i).
“Final Determination Date” has the meaning set forth in Section 2.07(d)(ii).
“Final Purchase Price” has the meaning set forth in Section 2.07(d)(v).
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 3.02(a)(vi).
“Funds Flow Memorandum” has the meaning set forth in Section 2.06.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Government Contracts” has the meaning set forth in 4.07(a)(vi).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountant” has the meaning set forth in Section 2.07(c)(iii).
“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound (as licensor, licensee or otherwise).

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and which relate to, or are used or held for use in connection with, the Business as currently conducted.
“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(iii).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(b).
“Key Employees” means Jack Lucas and Dusty Kurtz.
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any of Jack Lucas, Dusty Kurtz, Julie Shiflett, Aaron Howard and/or Tom McKiernan.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“LIBOR” has the meaning set forth in Section 8.06.
“Loss or Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Seller or the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse

Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Seller or the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Seller or the Business compared to other participants in the industries in which Seller or the Business operates.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.14.
“Material Suppliers” has the meaning set forth in Section 4.14.
“Offer” has the meaning set forth in Section 9.02(b).
“Offer Notice” has the meaning set forth in Section 9.02(b).
“Outstanding Claim” has the meaning set forth in Section 2.05.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08(b).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Occurrences” has the meaning set forth in Section 6.14(a).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Prepaid Assets” has the meaning set forth in Section 2.01(j).
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Purchaser” has the meaning set forth in Section 9.02(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Related Party Agreements” has the meaning set forth in Section 4.25.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Required Consents” has the meaning set forth in Section 7.02(d).
“Response Notice” has the meaning set forth in Section 8.05(c).
“Resolution Period” has the meaning set forth in Section 2.07(c)(ii).
“Restricted Business” has the meaning set forth in Section 6.12(b).
“Restricted Employee” has the meaning set forth in Section 6.12(a).
“Review Period” has the meaning set forth in Section 2.07(c)(i).
“ROFR” has the meaning set forth in Section 9.02(a).
“Sale Transaction” has the meaning set forth in Section 9.02(d).
“Seller” has the meaning set forth in the preamble.
“Seller Closing Certificate” has the meaning set forth in Section 7.02(h).
“Seller Confidential Information” has the meaning set forth in Section 6.02(c).
“Seller Covered Persons” has the meaning set forth in Section 6.02(a).
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Insurance Policies” has the meaning set forth in Section 6.14(a).
“Seller IT Assets” means any and all computers, software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, used by Seller in connection with the Business.
“Seller’s Accountants” means BDO USA.
“Statement of Objections” has the meaning set forth in Section 2.07(c)(ii).
“Sublease Agreement” has the meaning set forth in Section 3.02(b)(iv).

“Tangible Personal Property” has the meaning set forth in Section 2.01(g).
“Target Capital” means Seven Hundred Fifty Thousand Dollars ($750,000).
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Ticketing Agreements” has the meaning set forth in Section 2.08(a).
“Ticketing Customer Consent” has the meaning set forth in Section 2.08(b).
“Total Liabilities” means the liabilities of Seller included in the line items set forth on Section 2.07(a)(i) of the Disclosure Schedules, in each case in accordance with GAAP. For the avoidance of doubt, Total Liabilities shall not include any intercompany balances or Tax liabilities.
“Transaction Documents” means this Agreement, the Bill of Sale, and the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(xv).
“Walkaway Deficit” has the meaning set forth in Section 2.08(c).
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)    all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(c)    the Contracts to which Seller is a party or by which Seller is bound that are set forth on Section 2.01(c) of the Disclosure Schedules, together with all Contracts to which Seller is a party or by which Seller is bound that involve Liabilities of, or payments to, the Company individually in excess of Ten Thousand Dollars ($10,000) or Twenty Thousand Dollars ($20,000) in the aggregate for any twelve (12) month period (collectively, the “Assigned Contracts”), which constitute all of the Contracts to which Seller is a party or by which Seller is bound which relate to, or are used or held for use in connection with, the Business, other than Contracts identified in Sections 2.02(e) and 2.02(h);
(d)    all Leases under which Seller has a leasehold interest except as specifically set forth in Section 2.02(i);
(e)    the cash trust balance related to the customer ticketing liability as of the Closing Date;
(f)    all Intellectual Property Assets;
(g)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, that set forth on Section 2.01(g) of the Disclosure Schedules, together with all other assets owned by Seller (collectively, the “Tangible Personal Property”), which constitute all such assets, including without limitation Seller IT Assets, which are owned by Seller and used in the Business;
(h)    all Permits which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) of the Disclosure Schedules;
(i)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(j)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (“Prepaid Assets”);

(k)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(l)    originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);
(m)    the membership interest in Troika Entertainment limited liability company;
(n)    the rights to insurance, condemnation and warranty proceeds received after the Closing Date as provided under Section 6.14; and
(o)    all goodwill and the going concern value of the Business.
Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    Cash not related to the customer ticketing liability as of the Closing Date or to which Buyer is entitled pursuant to Section 6.14;
(b)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c)    all employee benefit plans and assets attributable thereto;
(d)    all insurance policies;
(e)    all employment agreements and the rights and liabilities thereunder;
(f)    the assets, properties and rights specifically set forth on Section 2.02(f) of the Disclosure Schedules;
(g)    the rights which accrue or will accrue to Seller under the Transaction Documents; and
(h)    Seller’s rights and obligations under the Lease Agreement for the offices located in Spokane, Washington.

Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing;
(b)    the Liabilities identified in the definition of Total Liabilities, in each case solely to the extent and in the amount set forth on the Final Closing Capital (as determined in accordance with Section 2.07(c)); and
(c)    those Liabilities of Seller set forth on Section 2.03 of the Disclosure Schedules.
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Seller or Parent arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period (including, without limitation, any sales or other Taxes relating to the sale of event tickets by Seller prior to Closing and any Liability to make and pay over to the proper Governmental Authorities, or arising out of any failure to make and pay over to the appropriate Governmental Authorities, any withholdings or other Taxes relating to any employees or independent contractors of, or other service providers to, Seller or any of its Affiliates); (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.08; (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law); or Taxes which may be required to be collected by Seller and/or remitted by Seller to any Governmental Authority;
(c)    any Liabilities relating to or arising out of the Excluded Assets;

(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of Seller, or the operation of Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)    any claim which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance of a service by Seller;
(f)    any Liabilities of Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of Seller;
(g)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, (i) any Liabilities associated with any claims for wages (including claims arising out of minimum wage and overtime Laws) or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, and (ii) any Liabilities arising out of any termination of any employees of Seller in connection with the consummation of the transactions contemplated by this Agreement;
(h)    any trade accounts payable of Seller (i) to the extent not accounted for in Final Closing Capital; (ii) which constitute intercompany payables owing from Seller to Parent or any of Seller’s other direct or indirect parent companies or other Affiliates; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;
(i)    any Liabilities of Seller relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(j)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;
(k)    any Liabilities under (i) any Contracts which do not constitute Assigned Contracts under Section 2.01(c) above, (ii) any Assigned Contracts which are not validly and effectively assigned to Buyer pursuant to this Agreement; (iii) any Assigned Contracts which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iv) under any Assigned Contracts to the extent such Liabilities arise out of or relate to a breach by Seller of any such Contracts prior to Closing;
(l)    any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(m)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.
Section 2.05    Purchase Price. The aggregate consideration for the Purchased Assets is the Final Purchase Price plus the assumption by Buyer of the Assumed Liabilities (the “Purchase Price”). At Closing, Buyer agrees to pay the Estimated Purchase Price as follows: (a) to the Escrow Agent referred to in Section 3.02(a)(x) hereof, Six Hundred Thousand Dollars ($600,000) (the “Escrow Amount”); and (b) to Seller, an amount equal to the Estimated Purchase Price (after deducting therefrom the Escrow Amount and the aggregate amounts set forth in clause (a) above) in accordance with Section 2.06. Notwithstanding anything herein to the contrary, on the twelve (12)-month anniversary of the Closing Date (or, if such day is not a Business Day, the Business Day immediately succeeding such day), the Escrow Agent shall release to Seller a portion of the Escrow Amount such that the amount remaining in with the Escrow Agent to be held and disbursed in accordance with the provisions of the Escrow Agreement following such release shall be Three Hundred Thousand Dollars ($300,000); provided that if any good faith claim for Losses with respect to which any Buyer Indemnitees has validly given notice in accordance with Article VIII on or prior to that date is pending or settled but not paid (an “Outstanding Claim”) on such date, then the amount that would otherwise be paid by the Escrow Agent to Seller pursuant to this Section 2.05 shall be reduced by the amount of Losses claimed in such notice for each such Outstanding Claim; provided, further, that if the amount remaining with the Escrow Agent to be held and disbursed in accordance with the provisions of the Escrow Agreement on the 6-month anniversary of the Closing Date (or, if such day is not a Business Day, the Business Day immediately succeeding such day) is less than Three Hundred Thousand Dollars ($300,000), then no amount shall be released to Seller pursuant to this Section 2.05.
Section 2.06    Payment. The Estimated Purchase Price payable to Seller at Closing pursuant to Section 2.05 shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer at least three (3) Business Days prior to the Closing Date. In making the payments set forth in Section 2.05, Buyer shall rely exclusively on the closing funds flow memorandum prepared by Seller in accordance with the provisions of Section 2.05 and Section 2.07(a) and provided to Buyer at least five (5) Business Days prior to the Closing Date (the “Funds Flow Memorandum”). Notwithstanding anything to the contrary in this Agreement or elsewhere, Buyer shall not be in any way responsible for or liable in connection with any aspect or component of the Funds Flow Memorandum, including: (a) any determination or calculation of any amounts payable pursuant to the Funds Flow Memorandum; and (b) the inclusion of any amount payable in or the omission of any amount payable from the Funds Flow Memorandum.
Section 2.07    Purchase Price Adjustment – Closing Capital.
(a)    Estimated Closing Capital. No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Estimated Purchase Price Statement”) setting forth its calculation of (i) its good faith estimate of the Current Assets and Long-Term Prepaids and Total Liabilities as of the Closing Date, (ii) its good faith estimate of the Closing Capital (the “Estimated Closing Capital”), (iii) the resulting calculation of the Estimated Purchase Price, (iv) its good faith estimate of the estimated annual net operating cash flow of the

Business attributable to each 2017 Ticketing Agreement (prepared in accordance with the provisions of Section 2.08(a)), and (v) its calculation of any adjustment to the Estimated Purchase Price pursuant to Section 2.08(b). Together with the delivery of the Estimated Purchase Price Statement, Seller shall provide such schedules and data as may be reasonably appropriate to support the calculations set forth therein. Seller shall provide Buyer and Buyer’s Accountants reasonable access upon reasonable prior notice to all relevant documentation and data prepared or used by Seller and Seller’s Accountants in connection with the preparation of the calculations set forth in the Estimated Purchase Price Statement. Section 2.07(a) of the Disclosure Schedules sets forth an illustrative calculation of the Current Assets and Total Liabilities as of the Interim Balance Sheet Date.
(b)    Delivery of Closing Capital Statement. Within one hundred and twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Current Assets and Long-Term Prepaids and Total Liabilities as of the Closing Date (the “Closing Capital Statement”).
(c)    Examination and Review.
(i)    Examination. After receipt of the Closing Capital Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Business.
(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith, and shall set forth Seller’s calculation of Current Assets and Total Liabilities based on such objections (the “Statement of Objections”). If after the Review Period and to the extent not set forth in the Statement of Objections, Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Capital Statement, and Seller may not thereafter dispute any item or amount not set forth in the Statement of Objections. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Capital Statement shall be deemed to have been accepted by Seller, and the Closing Capital set forth therein shall be final, conclusive and binding. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Closing Capital within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the amount of the Closing Capital as so agreed by Buyer and Seller in accordance with the foregoing shall be final, conclusive and binding.
(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the

Resolution Period, then either Seller or Buyer may submit any amounts remaining in dispute (“Disputed Amounts”) for resolution to either KPMG or, if such accounting firm is unwilling to resolve such dispute, a nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants that is mutually acceptable to Buyer’s Accountants and Seller’s Accountants (the “Independent Accountant”), applying the principles, adjustments, methodologies, procedures and classifications used in the preparation of the Closing Capital Statement and referred to in Section 2.07(b). In such event, Seller and Buyer shall instruct the Independent Accountant to act as arbitrator, and to promptly review this Section 2.07 and determine, solely with respect to the Disputed Amounts only, whether and to what extent, if any, the Closing Capital set forth in the Closing Capital Statement requires adjustment.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Capital Statement and amount of the Closing Capital shall be final, conclusive and binding.
(d)    Calculation and Payment of Post-Closing Adjustment.
(i)    “Final Closing Capital” means the Closing Capital: (x) as reflected in the Closing Capital Statement delivered by Buyer to Seller pursuant to Section 2.07(b) if no Statement of Objections with respect thereto is delivered by Seller to Buyer pursuant to Section 2.07(c)(ii); or (y) if a Statement of Objections is so delivered, (1) as agreed to by Buyer and Seller pursuant to Section 2.07(c)(ii) or (2) in the absence of such agreement, as determined by the Independent Accountant pursuant to Section 2.07(c)(iii).
(ii)    If the Final Closing Capital exceeds the Estimated Closing Capital, then within five (5) Business Days following the date on which the Final Closing Capital has been finally determined (the “Final Determination Date”), Buyer shall pay such excess amount to Seller in immediately available funds using wire transfer instructions as designated in writing by Seller.
(iii)    If the Estimated Closing Capital exceeds the Final Closing Capital, then within five (5) Business Days following the Final Determination Date, Seller shall pay such excess amount to Buyer in immediately available funds using wire transfer instructions as designated in writing by Buyer.
(iv)    The parties agree to treat any payment made pursuant to this Section 2.07(d) as an adjustment to the Estimated Purchase Price for all Tax purposes (the Estimated Purchase Price, as so adjusted, the “Final Purchase Price”).

Section 2.08    Purchase Price Adjustment – Ticketing Agreements.
(a)    Ticketing Agreements. Set forth on Section 2.08(a) of the Disclosure Schedules is a list of: (i) each Contract with a customer of Seller entered into prior to the end of fiscal year 2016 and in effect as of the date hereof (collectively, with any amendments, renewals or extensions of such Contracts on substantially the same terms, the “2016 Ticketing Agreements”), including, with respect to each such Contract, the effective date, expiration date, and the revenue and net operating cash flow of the Business attributable to such Contract for the calendar year 2016 (calculated in accordance with GAAP, and to the extent in conformity with GAAP, consistently applied with the accounting principles, adjustments, methodologies, procedures and classifications utilized in the preparation of the Financial Statements); (ii) the total operating cash flow of the Business attributable to all 2016 Ticketing Agreements, calculated in accordance with clause (i) above; and (iii) each Contract with a customer of Seller entered into after December 31, 2016 and in effect as of the date hereof, together with each Contract with a potential customer identified on Section 2.08 of the Disclosure Schedules entered into following the date of this Agreement but prior to Closing (subject to the provisions of Section 6.10 hereof) (collectively, the “2017 Ticketing Agreements”), including, with respect to each such Contract, the estimated annual net operating cash flow of the Business attributable to such Contract (calculated in accordance with the methodology set forth on Exhibit A hereto and GAAP, and to the extent in conformity with GAAP, consistently applied with the accounting principles, adjustments, methodologies, procedures and classifications utilized in the preparation of the Financial Statements). The 2016 Ticketing Agreements and the 2017 Ticketing Agreements are defined as the “Ticketing Agreements.”
(b)    Purchase Price Adjustment. In the event that, on or before six (6) Business Days prior to Closing, Seller is unable to deliver consents from customers of Seller under the Ticketing Agreements (each, a “Ticketing Customer Consent”), together with Ticketing Agreements that do not require consent to be assigned to Buyer at Closing, representing at least ninety-five percent (95%) of the total 2016 annual net operating cash flow of all 2016 Ticketing Agreements as set forth on Section 2.08 of the Disclosure Schedules (the “2016 Total Ticketing OCF”), Buyer, in its sole and absolute discretion, may (i) terminate this Agreement without further obligation or liability to Seller, or (ii) waive the condition set forth in Section 7.02(e). In the event of a waiver, the Estimated Purchase Price shall be decreased (but not increased) by an amount equal to Six Million Dollars ($6,000,000) multiplied by an amount equal to the difference between (A) 1.0 and (B) a fraction, the numerator of which is (x) the total 2016 annual net operating cash flow of all 2016 Ticketing Agreements as set forth on Section 2.08 of the Disclosure Schedules for which a Ticketing Customer Consent has been received in accordance with Section 2.08(b), plus the total estimated annual net operating cash flow of all 2017 Ticketing Agreement as set forth on Section 2.08 of the Disclosure Schedules for which Seller has delivered to Buyer a Ticketing Customer Consent in accordance with Section 2.08(b), and the denominator of which is (y) the 2016 Total Ticketing OCF. Section 2.08(b) of the Disclosure Schedule sets forth an illustrative sample calculation of a decrease in the Purchase Price in accordance with the foregoing provisions of this Section 2.08(b).
(c)    Right to Terminate. Notwithstanding the forgoing, in the event that the adjustment calculated pursuant to Section 2.08(b) exceeds Nine Hundred Thousand Dollars

($900,000) (the “Walkaway Deficit”), Seller may notify Buyer in writing of Seller’s intent to terminate the transaction. Upon receipt of such notice, Buyer shall have five (5) Business Days to either (i) waive the condition set forth in Section 7.02(e), provided that the Estimated Purchase Price shall be decreased by no more than the amount of the Walkaway Deficit, or (ii) terminate the transaction, in which event, for a period of six (6) months following the date of termination, Buyer shall have a right of first refusal in accordance with Section 9.02 to purchase the Business in the event Seller entertains an offer from another party.
Section 2.09    Allocation of Purchase Price. Seller and Buyer agree that the proper allocation of the Final Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with an allocation statement (“Allocation Statement”) to be prepared and determined by Buyer and Buyer’s Accountants. Within thirty (30) days following the Final Determination Date, Buyer and Buyer’s Accountants shall prepare and deliver such Allocation Statement to Seller and Sellers’ Accountants. If Seller agrees with the allocations set forth in the Allocation Statement, then Buyer and Seller shall report and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with such Allocation Statement. If Seller disputes any of the allocations set forth in the Allocation Statement, then Buyer and Seller shall use their commercially reasonable efforts to reach agreement on the disputed items, provided, however, that, if Buyer and Seller are unable to reach agreement on any disputed items in the Allocation Statement within thirty (30) days following delivery thereof by Buyer, each Party shall be entitled to report and file Tax Returns (including, but not limited to IRS Form 8594) consistent with such Allocation Statement and with such adjustments as each Party may determine in its discretion.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Wright Tremaine LLP, 1201 Third Avenue, Suite 2200, Seattle, WA 98101, before or on the one hundred and twentieth (120th) day after the Effective Date; provided that all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
Section 3.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    a bill of sale in the form of Exhibit B (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)    an assignment and assumption agreement in the form of Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii)    an assignment of intellectual property in the form of Exhibit D (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;
(iv)    an assignment and assumption of leases agreement in the form of Exhibit E (the “Assignment and Assumption of Leases”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Leases;
(v)    the Seller Closing Certificate;
(vi)    the Seller Foreign Investment in Real Property Tax Act certification (the “FIRPTA Certificate”);
(vii)    the certificate of the Secretary or Assistant Secretary of Seller required by Section 7.02(i);
(viii)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(ix)    the Funds Flow Memorandum, duly executed by Seller in accordance with Section 2.06;
(x)    an escrow agreement, in a form to be mutually agreed among U.S. Bank, as escrow agent (the “Escrow Agent”), Buyer and Seller (the “Escrow Agreement”), duly executed by the Escrow Agent and Seller;
(xi)    a certificate of good standing for Seller from the State of Washington dated within five (5) Business Days of the date hereof;
(xii)    a transition services agreement in a form to be mutually agreed between Buyer and Seller (the “Transition Services Agreement”), duly executed by Seller; and
(xiii)    each of the Employment Agreements, duly executed by each Key Employee.
(b)    At the Closing, Buyer shall deliver to Seller the following:
(i)    a counterpart to the Assignment and Assumption Agreement;
(ii)    a counterpart to the Intellectual Property Assignment;
(iii)    a counterpart to the Assignment and Assumption of Leases;

(iv)    a sublease agreement in the form of Exhibit F (the “Sublease Agreement”) by and between Buyer and Red Lion Hotel Corporation for the sublease of the office facilities located in Spokane, Washington, duly executed by Buyer;
(v)    the Buyer Closing Certificate;
(vi)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g); and
(vii)    The Transition Services Agreement, duly executed by Buyer
(viii)    The Escrow Agreement, duly executed by Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date, the statements contained in this Article IV are true and correct.
Section 4.01    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section 4.02    Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04    Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of Seller as of December 31, 2016 and the related statements of income for the year then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at May 31, 2017 and the related statements of income for the period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the aggregate effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of Seller, all of which are correct and complete, and fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of May 31, 2017 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.
Section 4.05    Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material. None of the Purchased Assets are encumbered by any third party or secured lender, except for Permitted Encumbrances.
Section 4.06    Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, (i) Seller has operated its business and managed its affairs in the ordinary course, consistent with past practices, and (ii) with respect to the Business, there has not been any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP;
(c)    change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(d)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;
(e)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice;
(f)    cancellation of any debts or claims or amendment, termination or waiver of any material rights constituting Purchased Assets;
(g)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;
(h)    non de-minimis damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(i)    imposition of any Encumbrance upon any of the Purchased Assets;
(j)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(k)    (i) grant of any severance, retention or termination pay to any employee of Seller except during a termination or increase in the benefits payable under any existing severance, retention or termination policies or employment agreements, (ii) increase in the base compensation, bonus or other compensation or benefits payable to any employee, (iii) hire of any new employees other than to fill vacancies arising due to terminations of employment or (iv) termination of any employee unless for cause or consistent with past practices;
(l)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07    Material Contracts.
(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts by which any of the Purchased Assets are bound or affected or to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all the Ticketing Agreements set forth on Section 2.08 of the Disclosure Schedules, Leases set forth in Section 4.10(b) of the Disclosure Schedules, all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, the employment agreements forth on Section 4.20 of the Disclosure Schedules and all Related Party Agreements set forth on Section 4.24 of the Disclosure Schedules, being “Material Contracts”):
(i)    all Contracts for the purchase, or sale, license or lease, of materials, supplies, goods, services or equipment providing for either (A) payments by Seller in excess of Thirty Thousand Dollars ($30,000) in 2016 or any year thereafter or (B) remaining payments by Seller of Fifty Thousand Dollars ($50,000) or more in the aggregate;
(ii)    all Contracts providing for the sale by Seller of materials, supplies, goods, services or equipment that provides for either (A) payments to Seller in excess of Thirty Thousand Dollars ($30,000) in 2016 or any year thereafter or (B) remaining payments to Seller of Fifty Thousand Dollars ($50,000) or more in the aggregate;
(iii)    all Contracts relating to the acquisition or disposition of any business or material assets (whether by merger, sale of stock, sale of assets or otherwise) under which Seller has any remaining obligation, other than acquisitions of materials, supplies or equipment in the ordinary course of business consistent with past practice or dispositions of obsolete equipment in the ordinary course of business consistent with past practice, that (A) has not been consummated or (B) was entered into within the past six (6) years;
(iv)    all Contracts (A) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (B) relating to a guaranty of any material obligation, or (C) granting any Encumbrances, other than Permitted Encumbrances, over any material asset of Seller;
(v)    all Contracts for which Seller has remaining monetary obligations in excess of Ten Thousand Dollars ($10,000) for capital expenditures;
(vi)    all Contracts with any Governmental Authority (“Government Contracts”);
(vii)    all Contracts that limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, or which would so limit the freedom of Seller after the Closing Date, except with respect to any obligation or covenant not to use proprietary information of any third party arising under any confidentiality, non-disclosure or other agreement or contract;

(viii)    all franchise agreements and all joint venture, partnership or similar Contracts;
(ix)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(x)    all powers of attorney with respect to the Business or any Purchased Asset;
(xi)    any settlement agreement in respect of any Action under which Seller has continuing obligations (other than confidentiality and indemnification obligations);
(xii)    any Contract with a “most favored nations” or similar provision binding on Seller, or any Contract requiring Seller to make any minimum payment obligation of any products or services;
(xiii)    all material Contracts under which Seller acquires any goods or services pursuant to any Contract between parent or one of Parent’s Affiliates other than Seller and any third party and the parties expressly acknowledge and agree that the materiality qualification in this section shall not be subject to the “materiality scrape” clause found in the last clause of Section 8.02(a); and
(xiv)    all client Contracts relating to Seller’s entertainment division.
(b)    Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate or refuse to renew, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder and, to Seller’s Knowledge, there is no basis for any of the foregoing. To Seller’s Knowledge, there are no material disputes pending or threatened under any Contract included in the Purchased Assets.
Section 4.08    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following:
(a)    those items set forth in Section 4.08 of the Disclosure Schedules, each of which shall be extinguished and released in full as of the Closing;
(b)    liens for Taxes not yet due and payable that are being contested by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (collectively referred to as “Permitted Encumbrances”).

Section 4.09    Condition and Sufficiency of Assets. To Seller’s Knowledge, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets is material to the Business.
Section 4.10    Real Property.
(a)    Seller owns no real property.
(b)    Section 4.10(b) of the Disclosure Schedule contains a list of the following:
(i)    All leases and subleases of real property (collectively, the “Leases”) and interests in real property and the buildings, structures and improvements thereon pursuant to which Seller is the lessee; and
(ii)    All Contracts (and all amendments, extensions and modifications thereto) held by Seller or contractual obligations (and all amendments, extensions and modifications thereto) to acquire or dispose of any interest in real property.
(c)    Except for the Leases, Seller has not entered into any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy real property, or any portion thereof or interest in any such real property. Seller has made available to Buyer copies of all Leases.
(d)    To the Knowledge of Seller, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any the real property subject to a Lease. To the Knowledge of Seller, all of the real property and the buildings and other assets subject to a Lease (i) is usable in the ordinary course of business and is in good operating condition and repair, and (ii) conforms with any applicable Laws relating to its construction, use and operation.
Section 4.11    Intellectual Property.
(a)    Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(b)    Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(c)    Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.
(d)    To the Knowledge of Seller, the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted.
(e)    Seller’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.
(g)    There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.
(h)    In the year prior to the date hereof, there has been no failure of any Seller IT Assets which has caused any disruption to the Business, except as is not, and would not reasonably be expected to be, material to Seller or the Business. Seller has taken commercially reasonable steps to provide for the backup and recovery of data and information of its business and has commercially reasonable disaster recovery plans, procedures and facilities for its businesses and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Seller has taken commercially reasonable actions to protect the integrity and security of the Seller IT Assets, and the information and data of the Business (including any personally identifiable information) stored thereon from unauthorized use, access, or modification by third parties. To the knowledge of Seller, the Seller IT Assets (i) operate and perform in accordance with their specifications and documentation and as required for the conduct of the Business as currently conducted, (ii) are free from defects, viruses, worms, Trojan horses or similar flaws or harmful programs, (iii) have not been subjected to any “denial of service” or other such attack and (iv) have not been the subject of any actual or attempted intrusion or unauthorized access, except in each of clauses (i) through (iv) as is not, and would not reasonably be expected to be, material to Seller or the Business.
(i)    Since January 1, 2015, Seller has taken commercially reasonable steps to comply with, and is currently in compliance with, (i) all Laws relating to (A) the privacy of the users of the products, services and websites of the Business, and (B) the collection, use, storage, processing and disclosure of any personally-identifiable information and other confidential data or information collected or stored by or on behalf of Seller in connection with the Business, and (ii) all documented or published rules, policies and procedures established by Seller with respect to the foregoing, except in each of clauses (i) and (ii) as is not, and would not reasonably be expected to be, material to Seller or the Business. No claims have been asserted or threatened in writing against Seller (and to Seller’s Knowledge, no such claims are likely to be asserted or threatened against Seller) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any applicable Law, or applicable policies or procedures relating to data privacy. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any applicable policies or procedures relating to data privacy, other than any such breaches or violations as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to Seller or the Business.
Section 4.12    Subsidiaries. Except for the membership interests in Troika Entertainment limited liability company described in Section 4.12 of the Disclosure Schedules, Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.
Section 4.13    Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts in the ordinary course of business consistent with past practice and for which adequate reserves have been established in accordance with GAAP and are collectible in full within one hundred and twenty (120) days after billing. Attached hereto as Section 4.13 of the Disclosure

Schedules is a true, correct and complete accounts receivable aging report of Seller and the Business, dated as of the close of business on July 31, 2017.
Section 4.14    Suppliers. Section 4.14 of the Disclosure Schedules sets forth with respect to the Business (i) the name of each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to Twenty Thousand Dollars ($20,000) for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Since December 31, 2016, none of the Material Suppliers has cancelled, terminated or modified its agreement with Seller nor has Seller received a written notice from any Material Supplier stating the intention of such Person to (a) cease doing business with Seller or otherwise refuse to renew its agreement with Seller, or (b) change, in a manner adverse to Seller, the relationship of such Person with Seller, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to Seller or the Business.
Section 4.15    Customers. Section 4.15 of the Disclosure Schedules sets forth the names of the top twenty-five (25) customers of the Business by revenue for the fiscal year ending December 31, 2016 (collectively, the “Material Customers”). Since December 31, 2016, none of the Material Customers has cancelled, terminated or modified its agreement with Seller nor has Seller received a written notice from any Material Customer stating the intention of such Person to (a) cease doing business with Seller or otherwise refuse to renew its agreement with Seller, or (b) change, in a manner adverse to Seller, the relationship of such Person with Seller, except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to Seller or the Business.
Section 4.16    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no judgments, penalties or awards against, relating to or affecting the Business.
Section 4.17    Compliance with Laws; Permits.
(a)    Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18    Environmental Matters. The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
Section 4.19    Employee Benefit Matters.
(a)    Section 4.19(a) of the Disclosure Schedules lists each material Employee Benefit Plan maintained by Seller and any of its Affiliates. Each Employee Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(b)    In such regard, and except as set forth in Section 4.19(b) of the Disclosure Schedules or where failure to comply would not be material:
(i)    All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed with respect to each Employee Benefit Plan as and to the extent required by the Code or ERISA.
(ii)    All contributions to each Employee Benefit Plan, including without limitation premium payments required to provide or maintain coverage under any Employee Benefit Plan that is an Employee Welfare Benefit Plan, that are for any period ending on or before the date hereof (A) have been paid to the extent due for payment no later than the date hereof and (B) to the extent not so due, have either been paid or (except for contributions and premiums payable by participating employees and their dependents and beneficiaries) accrued by the applicable Company.
(iii)    There has been no “prohibited transaction” (as defined in ERISA § 406 or Code §§ 4975 or 409) with respect to any Employee Benefit Plan.
(iv)    The requirements of COBRA have been met with respect to each Employee Benefit Plan that is a group health plan as described in ERISA § 607(1) or Code § 5000(b)(1).
(c)    Seller is not, and has never been, required to contribute to any Multiemployer Plan, and no Employee Benefit Plan and no Employee Pension Benefit Plan maintained by Seller during the past three (3) years is or has been subject to Title IV of ERISA or the minimum funding requirements of Code § 412. Seller has never provided health care or other non-pension benefits to any employees after their employment is terminated (other than as required by COBRA) or, except as set forth on Section 4.19(c) of the Disclosure Schedules, has never promised to provide such post-termination benefits which as of the Closing have not been satisfied in full.
(d)    The execution of the Transaction Documents and the performance of the transactions contemplated by this Agreement will not constitute a triggering event under any Employee Benefit Plan or other Contract that will result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in benefits to any employee, former employee or director of Seller.
(e)    No Action with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s Knowledge, threatened. There are no pending, or to Seller’s Knowledge, threatened claims with respect to any Employee Benefit Plan other than routine claims for benefits.
Section 4.20    Employment Matters. Seller is not a party to any collective bargaining agreement with any employee of Seller and, to Seller’s Knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Seller and there are no strikes, slowdowns, stoppages of work, or any other concerted or intentional interference with normal operations existing or, to the Knowledge of Seller, threatened against or involving Seller. Set forth on Section 4.20 of the Disclosure Schedules is a list that sets forth the name, job title, current salary (including base compensation and current bonus and commission compensation, if any) and current accrued vacation or paid time off with respect to each employee of Seller as of the date that is five (5) days prior to the date of this Agreement. Section 4.20 of the Disclosure Schedules lists any employment agreements with any employee who is listed thereon. Five (5) Business Days prior to Closing, Seller shall deliver to Buyer any updates to Section 4.20 of the Disclosure Schedule arising out of Seller’s activities prior to Closing in compliance with Seller’s obligations under Section 6.10. Seller is not delinquent for any payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for any services performed for Seller. Seller has complied with all laws and regulations relating to its employment or engagement of its employees, independent contractors, and other workers. Seller has not received notice of any actual or potential claims arising out of or relating to Seller’s employment or engagement of its employees, independent contractors, or other workers, including without limitation employment discrimination claims, wage and hour claims, and/or unfair labor practice charges. Except as set forth on Section 4.20 of the Disclosure Schedules, since December 31, 2015, Seller has made no pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any employee of Seller in the Business. Except as set forth on Section 4.20 of the Disclosure Schedules, neither Seller nor any of Seller’s Affiliates has any outstanding loans or advances to employees of the Business.
Section 4.21    Taxes.
(a)    All Tax Returns with respect to the Business required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes relating to the Business due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(e)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(g)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)    Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(i)    None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(j)    None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
Section 4.22    Brokers.No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.23    Insurance. Section 4.23 of the Disclosure Schedules sets forth the following information with respect to each insurance policy to which Seller is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the period of coverage, the type and the amount of coverage. Each such insurance policy is in full force and effect. Except as set forth on Section 4.23 of the Disclosure Schedules, there are currently no material claims pending against Seller under any insurance policies currently in effect and covering the property, business or employees of Seller, and all premiums due and payable with respect to the policies described in Section 4.23 of the Disclosure Schedules, have been paid to date. To Seller’s Knowledge, there is no threatened termination of any such policies or arrangements. No claim is pending as of the date of this Agreement under any such insurance policy.
Section 4.24    Related Party Transactions. Section 4.24 of the Disclosure Schedules sets forth a true and complete list as of the date hereof of all written material Contracts or an accurate description of all other material Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand for the provisioning of services and access to equipment and other assets that are used by Seller in the Business, and, where reasonably feasible, an identification of all material assets and Seller IT Assets owned by any such Affiliates and used by Seller in the conduct of the Business and the parties expressly acknowledge and agree that the materiality qualifications in this section shall not be subject to the “materiality scrape” clause found in the last clause of Section 8.02(a).
Section 4.25    Ethical Practices. Neither Seller nor any of its officers, directors, or, to Seller’s Knowledge, employees has directly or indirectly offered or given, and, to Seller’s Knowledge, no Person has offered or given on its behalf, anything of value to: (a) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (b) any other Person, in any such case while knowing, or being aware of a probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority, political party or official thereof or candidate for political office: (i) for the purpose of influencing any action or decision of such Person, in his, her or its official capacity, including a decision to fail to perform his, her or its official function; (ii) for the purpose of inducing such Person to use his, her or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality; (iii) for the purpose of securing any improper advantage; in the case of each of clauses (i), (ii) and (iii), in order to assist Seller in obtaining or retaining business for or with, or directing business to, any Person; or (iv) where such payment would constitute a bribe, kickback or illegal or improper payment. Section 4.25 of the Disclosure Schedules lists each non-U.S. country where Seller currently conducts, or has conducted at any time since January 1, 2013, any business activity.
Section 4.26    Disclosure. Except for the representations contained in this Article IV, Seller makes no other representations or warranties about the Business, express or implied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date the statements contained in this Article V are true and correct.
Section 5.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.02    Authority of Buyer. Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, operating agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI
COVENANTS
Section 6.01    Employees and Employee Benefits.
(a)    Buyer may, but is not obligated to, interview employees of Seller with respect to potential employment by Buyer after the Closing Date.

(b)    On the next scheduled payroll run immediately after Closing, Seller shall pay (i) all accrued vacation benefits of any employees of Seller engaged in or on behalf of the Business on or before Closing and (ii) a pro rata portion of the annual bonus compensation payable to each employee of Seller who Buyer hires as of Closing, based on the applicable calculation as of the day immediately prior to the Closing consistent with the methodology described on Section 6.01(b) of the Disclosure Schedule. Buyer will have no obligation for any accrued vacation benefits, accrued and unpaid pension obligations, or any other obligation or liability arising from the termination of employment of any employee of Seller, even if Buyer rehires such employee. and the Parties acknowledge and agree that any Liability under the WARN Act arising out of, or relating to, actions taken by or omissions of Seller in connection with this Agreement shall be Excluded Liabilities. Seller agrees and acknowledges that Buyer has no obligation to hire or otherwise employ any of Seller’s employees, sales agents or independent contractors. Nothing in this Agreement is intended to confer upon any employee of Seller any rights or remedies, including any right to continued or new employment.
Section 6.02    Confidentiality.
(a)    Following the Closing for a period of five (5) years thereafter, Seller shall, and shall cause its Affiliates and its and their Representatives (collectively, the “Seller Covered Persons”) to, treat and hold as confidential and refrain from using all Buyer Confidential Information, and Buyer shall, and shall cause its Affiliates and its and their Representatives (collectively, the “Buyer Covered Persons”, and together with the Seller Covered Persons, collectively, the “Covered Persons”) to, treat and hold as confidential and refrain from using all Seller Confidential Information, in each case except (i) to the extent explicitly contemplated by this Agreement or any other Transaction Document or (ii) with respect to any such Confidential Information that is generally available to the public immediately prior to the time of disclosure or use other than as a result of a breach of this Section 6.02 or (iii) to comply with any regulatory or public company disclosure requirements. In the event that a Seller Covered Person or a Buyer Covered Person is requested or required to disclose any Confidential Information pursuant to any Action or by any Governmental Authority, such Covered Person, as applicable, shall notify Seller or Buyer, as applicable, promptly so that such Person may seek an appropriate protective order or waive compliance with the provisions of this Section 6.02. In the absence of a protective order or receipt of a waiver hereunder, such Person may disclose only such Confidential Information as may be required to be produced by Law or such Action or Governmental Authority. Notwithstanding this Section 6.02, a party may disclose Confidential Information to its Representatives; provided, however, such disclosing party shall be liable for any breach by its Representatives of this Section 6.02.
(b)    “Buyer Confidential Information” means all information relating to (i) the Business, Purchased Assets or Assumed Liabilities, (ii) Buyer or its Affiliates (except to the extent such information is hereafter independently developed by any Seller Covered Person without the use of or reference to any Buyer Confidential Information or which such Seller Covered Person can demonstrate was in its lawful possession prior to the disclosure thereof by Buyer), or (iii) the discussions and negotiations preceding, and the terms of, this Agreement and each other Transaction Document.

(c)    “Seller Confidential Information” means all information, other than information constituting Buyer Confidential Information, relating to (i) the Excluded Assets or Excluded Liabilities, (ii) Seller or its Affiliates (except to the extent such information is hereafter independently developed by any Buyer Covered Person without the use of or reference to any Seller Confidential Information or which such Buyer Covered Person can demonstrate was in its lawful possession prior to the disclosure thereof by Seller), or (iii) the discussions and negotiations preceding, and the terms of, this Agreement and each other Transaction Document.
(d)    “Confidential Information” means Buyer Confidential Information or Seller Confidential Information, as applicable.
(e)    Notwithstanding the foregoing or any other provision of this Agreement, Buyer’s and its Affiliates’ obligations to keep any information confidential pursuant to this Section 6.02 shall, in each case, not be deemed to be breached by any disclosure by any Affiliate of Buyer in the ordinary course of their business of disseminating news and information; provided that the individuals involved in such dissemination received such information from a source other than the personnel of Buyer or its Affiliates involved in the transactions contemplated by this Agreement.
Section 6.03    Consents. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Assigned Contract, or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent, would be ineffective or would constitute a breach of Seller’s obligations thereunder or give rise to any right of termination thereof. From the date hereof until the Closing Date, and subject to the provisions of Section 2.08 hereof, Seller shall use its commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties under any Required Consents, Ticketing Customer Consents and any other third parties that are described in Section 4.03 of the Disclosure Schedule. In the event any Required Consent is not obtained on or prior to the Closing Date, Seller shall continue to use its commercially reasonable efforts following the Closing to obtain such Required Consent. With respect to any such Required Consent, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement from and after the Closing Date, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations and any and all rights of Seller against any third party thereto. During the pendency of any such arrangement, (a) Seller shall promptly pay to Buyer when received all monies received by Seller under any such Assigned Contract which requires authorization for assignment or any claim or right or any benefit arising thereunder and (b) Buyer shall assume, pay and perform all obligations and liabilities relating to any such Assigned Contract and shall promptly reimburse Seller for all of its costs, fees and expenses (including attorneys’ fees and expenses) relating thereto. In the event any Ticketing Customer Consent is not obtained on or prior to the Closing Date, Seller shall have no obligation to obtain any such Ticketing Customer Consent following the Closing or otherwise to enter into any arrangement under which Buyer would obtain the benefits thereof, provided, however, that Seller shall execute any written consent or other instrument necessary or otherwise reasonably requested by Buyer to enable Buyer to obtain any such Ticketing Customer Consent. For the avoidance of doubt, to the extent a Ticketing Customer Consent is required to assign any Ticketing Agreement to Buyer and such Ticketing

Customer Consent is not obtained on or prior to six (6) Business Days prior to the Closing Date, then the annual net operating cash flow attributable to such Ticketing Agreements as set forth on Section 2.08(B)(b)(x) of the Disclosure Schedules shall be excluded from the determination of the adjustment to the Purchase Price pursuant to Section 2.08(b).
Section 6.04    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, Buyer shall:
(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller and applicable Law; and
(ii)    upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.
Section 6.05    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.06    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.07    Receivables. From and after the Closing and for one year thereafter, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Closing and for one year thereafter, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) Business Days after its receipt thereof.
Section 6.08    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer and Seller will cooperate to timely file all necessary Tax Returns or other documents with respect to such Taxes or fees.

Section 6.09    Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Buyer is liable for any Tax, Buyer shall promptly pay any and all such amounts and shall provide evidence to Seller that such liabilities have been paid in full or otherwise satisfied.
Section 6.10    Conduct of Business Prior to the Closing.
(a)    From the date hereof until the Closing Date, except as required by applicable Law, as expressly contemplated by this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed, except with respect to the matters set forth under clauses (b)(iii), (b)(vii) and (b)(x), as to which Buyer may withhold its consent in its sole and absolute discretion), Seller shall conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable best efforts to maintain and preserve intact the current organization and assets of Seller and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Seller.
(b)    Without limiting the generality of clause (a), from the date hereof until the Closing Date, except as required by applicable Law, as expressly contemplated by this Agreement or as consented to in writing by Buyer, Seller shall not, in relation to the Business:
(i)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies, materials or services in the ordinary course of business consistent with past practice;
(ii)    (A) sell, dispose, lease, license, assign or transfer any material tangible or intangible assets, properties, securities or interests, other than in the ordinary course of business consistent with past practice, or (B) create or incur any Encumbrances (other than Permitted Encumbrances) on any tangible or intangible assets, properties, securities or interests;
(iii)    except in the ordinary course of business consistent with past practice, sell, dispose of, lease, license, assign or otherwise transfer, abandon or fail to maintain any material Intellectual Property Assets or Intellectual Property Agreements;
(iv)    incur any capital expenditures exceeding Twenty-Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;
(v)    create or suffer to incur any Encumbrance on any of the Purchased Assets;

(vi)    make any loan, advance or capital contribution to, or investment in, any other Person other than routine expense advances to employees of Seller, customers or suppliers in the ordinary course of business consistent with past practice;
(vii)    (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect Seller, Buyer or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect Buyer or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person, (B) enter into, amend or modify or terminate any Material Contract or any Contract that would constitute a Material Contract if in effect as of the date hereof (other than (1) terminations of Contracts as a result of the expiration of the term of such agreements, (2) modifications of Contracts that would constitute Material Contracts if in effect as of the date hereof in connection with renewals or extensions of such Contracts on substantially the same terms, or (3) modifications to Contracts that would constitute Material Contracts if in effect as of the date hereof in order to renew or extend such Contracts or to add services to such Contracts, provided that there is no decrease in aggregate revenue under such Contracts) or (C) otherwise waive, release or assign any material rights, claims or benefits;
(viii)    except as required by GAAP or applicable Law, change Seller’s cash management practices or Seller’s policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(ix)    (A) settle, offer or propose to settle any Action involving or against Seller or the Business (except with respect to immaterial routine matters in the ordinary course of business consistent with past practice or with respect to any settlement that is discharged in full in cash prior to the Closing and without admission of any wrongdoing by Seller), (B) settle, offer or propose to settle, or commence any Action that relates to the transactions contemplated hereby, or (C) commence any Action involving Seller or the Businesses that would reasonably be expected to be material to Seller or the Business;
(x)    enter into any Contract by and between Seller, on the one hand, and an Affiliate of Seller, on the other hand;
(xi)    (i) grant any severance, retention or termination pay to any employee of Seller (except in connection with a termination as of the Closing Date (as to which such payment shall remain the obligation of Seller and an Excluded Liability hereunder), or increase the benefits payable under any existing severance, retention or termination policies or employment agreements, (ii) increase the base compensation, bonus or other compensation or benefits payable to any employee, (iii) hire any new employees other than to fill vacancies arising due to terminations of employment for cause or (iv) terminate any employee other than for cause or consistent with past practices; or
(xii)    agree, resolve or commit to do any of the foregoing.

Section 6.11    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.12    Non-Solicit and Non-Competition.
(a)    For a period of eighteen (18) months following the Closing Date, Seller agrees that neither Seller nor any of its Affiliates (including but not limited to Parent) shall (i) solicit for employment (or cause to be solicited for employment) any employee of Buyer who is employed by Buyer or any of its Affiliates in the Business (each, a “Restricted Employee”) or (ii) hire or employ (or cause to be hired or employed) any Restricted Employee; provided that the term “solicit for employment,” as used in this Section 6.12(a), shall not be deemed to include generalized searches for employees not targeted at employees of Buyer or any of its Affiliates through media advertisements of general circulation, employment search firms, open job fairs or otherwise; provided, further, that nothing herein shall be deemed to prohibit Seller from hiring, employing or soliciting for employment (or causing to be hired, employed or solicited for employment) any Restricted Employee who was terminated by Buyer or its Affiliates at least two months prior to the hiring, employment or solicitation of such person by Buyer or its Affiliates.
(b)    For a period of five (5) years following the Closing Date, Seller and Parent agree that neither Seller nor any of its Affiliates shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or owner, investor or manager, in any business that is the same as, substantially similar to the Business within North America (the “Restricted Business”); provided that nothing herein shall prohibit Seller or any of its Affiliates from making investments in the ordinary course of business in Persons engaging in the Restricted Business, provided that each such investment is a passive investment where neither Seller nor any of its Affiliates (i) has the right to designate a member of the board of directors or other governing body of such entity or to otherwise direct the operation or management of such entity, and (ii) collectively own five percent (5%) or more of the outstanding securities of such entity.
(c)    Each of Seller and Parent acknowledges that the covenants in this Section 6.12 are necessary in order to induce Buyer to enter into and consummate the transactions contemplated by this Agreement, and that Buyer would not enter into and consummate the transactions contemplated by this Agreement without the covenants contained in this Section 6.12. Each of Seller and Parent agrees that the covenants set forth in this Section 6.12 are reasonable with respect to scope, duration and geographic area. If any of the covenants set forth in this Section 6.12 is held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area will be effective, binding and enforceable.
Section 6.13    Exclusivity. Until the earlier of the Closing or the sooner termination of this Agreement in accordance with the terms hereof, except for the transactions contemplated by this Agreement, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (a) solicit, initiate or take any action to facilitate or encourage any submission, (b) enter into or participate in any negotiation or discussion with, furnish any information relating to Seller, the Purchased Assets or the Business or (c) afford access to the business, properties, assets, books or records of Seller, in each case, with respect to the sale of all or a portion of the Purchased Assets or all or a material portion of the capital stock of Seller, or any merger, recapitalization or similar transaction with respect to Seller, the Purchased Assets or the Business.
Section 6.14    Insurance.
(a)    Seller and Parent shall, and shall cause their Affiliates to, (i) use commercially reasonable efforts in the ordinary course to maintain the coverage provided to Seller through the historical insurance policies or programs of Seller and its Affiliates applicable to the Business, whether provided by a third-party insurer, “captive insurer,” self-insurance or a co-insurance program (the “Seller Insurance Policies”), or substantially similar coverage, in full force and effect until the Closing, and (ii) prior to the Closing, report to the applicable third-party insurance provider under each such applicable Seller Insurance Policy events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business or any Purchased Asset that, in each case, occur prior to the Closing (collectively, the “Pre-Closing Occurrences”) of which Seller becomes aware prior to the Closing in accordance with Seller’s standard risk management practices and applicable Seller Insurance Policy requirements in the ordinary course of business. After the Closing, (i) Seller shall use its commercially reasonable efforts to report in good faith to the applicable third-party insurance provider, if applicable, all Pre-Closing Occurrences reasonably requested by Buyer and otherwise reasonably cooperate with Buyer to reasonably ensure that applicable claim reporting and other applicable material Seller Insurance Policy requirements are met, in each case with respect to Pre-Closing Occurrences to the extent covered by the Seller Insurance Policies, and (ii) Seller shall, and shall cause their applicable Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable Seller Insurance Policy and pay such benefit to Buyer, net of (A) any deductibles, co-payments or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) actually and reasonably incurred by Seller and its Affiliates in seeking such insurance proceeds and (B) any Taxes imposed on Seller and its Affiliates in respect of the receipt or accrual of such insurance proceeds. After the Closing, Seller shall not, and shall cause their Affiliates to not, release, commute, buy-back or otherwise eliminate (whether in whole or in part) insurance coverage under any of the applicable Seller Insurance Policies with respect to any such Pre-Closing Occurrences.
(b)    Seller agrees that any cash proceeds received by Seller or any of its Affiliates prior to the Closing in respect of Pre-Closing Occurrences under any Seller Insurance Policies on account of damage or loss to any Purchased Assets shall be paid to Buyer or its designee at the Closing (and shall not be included as a Current Asset and Long-Term Prepaid for purposes of calculating the Closing Capital) to the extent such proceeds are not expended by Seller or its Affiliates to restore or replace the Purchased Assets affected by the applicable Pre-Closing Occurrence, and net of (i) any costs or expenses (including reasonable attorneys’ fees) incurred by Seller or its Affiliates in pursuing such claims and (ii) any Taxes imposed on Seller or its Affiliates in respect of the receipt or accrual of such recoveries.

Section 6.15    Name Change. Within five (5) days after closing Seller will change all of its business and corporate names to Sleeping Lion, Inc., and Seller shall have no right to use any names bearing a resemblance to any of the business or trade names of Seller used in the Business prior to Closing, including “Ticketswest”, “Ticketswest.com” or variations thereof, and “West Coast Entertainment” or variations thereof, as corporate or business or trade names or titles anywhere in the world.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Seller contained in Section 4.01, and Section 4.02 the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01 and Section 4.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No Action shall have been commenced against Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules (collectively, the “Required Consents”) shall have been received and remain in effect as of the Closing, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, in each case in form reasonably satisfactory to Buyer and, with respect any Contracts included in the Required Consents, consenting to the assignment of the applicable Contract in connection with the consummation of the transactions contemplated hereunder, without amendment or modification thereof or payment of money by either Buyer or Seller.
(e)    Ticketing Customer Consents for Ticketing Agreements shall have been received and remain in effect as of the Closing Date and, together with Ticketing Agreements that do not require consent to be assigned at Closing, represent at least ninety-five percent (95%) of the 2016 Total Ticketing OCF, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, in each case in form reasonably satisfactory to Buyer and, with respect any Contracts included in the Required Consents, consenting to the assignment of the applicable Contract in connection with the consummation of the transactions contemplated hereunder, without amendment or modification thereof or payment of money by either Buyer or Seller.
(f)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(g)    Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(h)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).
(i)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)    An employment agreement between Buyer and each of the Key Employees, in a form to be mutually agreed between Buyer and each Key Employee, relating to such Key Employee’s employment with Buyer following the Closing (each, an “Employment Agreement”), shall (i) have been executed and delivered by the parties within fourteen (14) days of the Effective Date and (ii) shall be in full force and effect.
(k)    Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    Other than the representations and warranties of Buyer contained in Section 5.01, and Section 5.02 the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, and Section 5.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(d)    All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received and remain in effect as of the Closing, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.
(e)    Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(f)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(h)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.24, Section 5.01, and Section 5.02 shall survive indefinitely, (ii) Section 4.19, Section 4.20, Section 4.21 and Section 4.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By Seller and Parent. Subject to the other terms and conditions of this Article VIII, each of Seller and Parent, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of either Seller or Parent pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), in each case determined without regard to any qualification or exception contained therein relating to “material,” “materiality,” “Material Adverse Effect” or any similar qualification or standard (other than those that solely qualify an affirmative requirement to disclose items on the Disclosure Schedules and do not qualify any exception from the accuracy of a specific representation or warranty, except for the materiality qualifications in Sections 4.07(a)(xiii) and 4.24);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;
(c)    any Excluded Asset or any Excluded Liability;
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date; or
(e)    any obligations for Taxes resulting from the operation of the Business or ownership of the Purchased Assets prior to the Closing Date.
Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;
(c)    any Assumed Liability;
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising on or after the Closing Date; or
(e)    any obligations for Taxes resulting from the operation of the Business or ownership of the Purchased Assets after the Closing Date.
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(a)    Seller and Parent shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds Thirty-Five Thousand Dollars ($35,000) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket. In addition, Seller and Parent’s maximum liability under Section 8.02(a) shall not exceed an amount equal to Nine Hundred Thousand Dollars ($900,000).
(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from and after the Basket.
(c)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.19, Section 4.20, Section 4.21, Section 4.22, Section 5.01, and Section 5.02.
(d)    The limitations contained in this Section 8.04 do not apply to indemnification required by Section 8.02(b), Section 8.02(c), Section 8.02(d) or Section 8.02(e) or Section 8.03(b), Section 8.03(c), Section 8.03(d) or Section 8.03(e).
Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure shall have actually prejudiced the Indemnifying Party. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Parent and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to any liability or the admission thereof, or the creation of a financial or other obligation on the part of the Indemnified Party, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may take over defense of such claim and continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. In the event an Indemnified Party has a claim for indemnity under this Article VIII on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice in writing of such Direct Claim to the Indemnifying Party (a “Direct Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure shall have actually prejudiced the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Within fifteen (15) days after receipt of a Direct Claim Notice (the “Direct Claims Dispute Period”), the Indemnifying Party shall by written notice (the “Response Notice”) to the Indemnified Party either (i) concede liability in whole as to the claimed amount of Losses set forth in the Direct Claim Notice, (ii) deny liability in whole as to such claimed amount of Losses, or (iii) concede liability in part and deny liability in part of such claimed amount of Losses. If a Response Notice is not received by the Indemnified Party prior to the expiration of the Direct Claims Dispute Period, then the Indemnifying Party shall be conclusively deemed to have denied that the full claimed amount of Losses set forth in the Direct Claim Notice or ultimately arising out of the Direct Claim Notice is owed to the Indemnified Party. If the parties are not able to resolve any dispute over a claim brought under this Section 8.05(c) within thirty (30) days after the receipt of a Response Notice denying liability in whole or in part, then the Indemnified Party shall be entitled to submit such indemnification claim to any court or authority of competent jurisdiction described in Section 10.10, which claim shall be adjudicated in accordance with the limitations set forth in this Article VIII.
Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds, and any amount not paid within such ten (10) Business Day period shall accrue interest to and including the date such payment has been made at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus six percent (6%). The Parties further agree that interest shall accrue at a rate per annum equal to LIBOR plus two percent (2%) on (a) any Direct Claim over the period from and including the date of the applicable Direct Claim Notice through the date on which the Indemnifying Party’s obligation to satisfy such Direct Claim is finally determined pursuant to this Article VIII, and (b) on any Third Party Claim over the period from and including the date on which payment in satisfaction thereof is due to the Person bringing the Third Party Claim through the date on which the Indemnifying Party’s obligation to satisfy such Third Party Claim is finally determined pursuant to this Article VIII. All interest accruing pursuant to this Section 8.06 shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09    Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, each party hereto acknowledges that the remedy at Law for any breach by Seller of its obligations under Sections 6.02 and 6.12 is inadequate and that Buyer shall be entitled to equitable remedies in the event of breach thereof by Seller, including, without limitation, temporary and permanent injunctive relief in any such case without the necessity of posting a bond or proving actual Losses.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing as follows:
(a)    by written agreement of Seller and Buyer;
(b)    by either the Buyer or Seller if the Closing Date has not occurred one hundred and twenty (120) days from the Effective Date (the “Termination Date”)); provided, that the right to terminate this Agreement under this Section 9.01 shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such failure constitutes a breach of this Agreement;
(c)    by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller provided, that if such breach is curable by Seller within fifteen (15) days following Seller’s receipt of written notice from the Buyer of such breach, Buyer may not terminate this Agreement pursuant to this Section 9.01 if such breach by Seller is cured within such fifteen (15) day period so that the conditions would then be satisfied;
(d)    by Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer provided, that if such breach is curable by the Buyer within fifteen (15) days following the Buyer’s receipt of written notice from Seller of such breach, Seller may not terminate this Agreement pursuant to this Section 9.01(c) if such breach by the Buyer is cured within such fifteen (15) day period so that the conditions would then be satisfied; or
(e)    by Buyer or Seller in accordance with the provisions of Section 2.08.
Section 9.02    Buyer’s Right of First Refusal.
(a)    Grant of Right. In the event this Agreement is terminated in accordance with the provisions of Section 2.08 hereof, for the six (6) -month period after the date of such termination (the “Offer Period”), Seller shall neither approve nor enter into any Sale Transaction with a third party (the “Purchaser”) without having first complied with the provisions of this Section 9.02. Without limiting the generality of the foregoing in any respect, with respect to any such Sale Transaction proposed to be made by Seller during the Offer Period, Buyer shall have a right of first refusal to consummate such Sale Transaction on substantially the same terms and conditions, including price, as the Purchaser (the “ROFR”), which right of first refusal shall be governed by, subject to and in accordance with the provisions of this Section 9.02; provided, however, that, in the event the Sale Transaction provides for the sale (directly or indirectly) to the Purchaser of any Excluded Assets, or the assumption (directly or indirectly) by the Purchaser of any Excluded Liabilities, Buyer shall have the option in connection with its exercise of the ROFR, to consummate such Sale Transaction and exclude any such Excluded Assets and Excluded Liabilities, and the aggregate purchase price payable by Buyer shall be equitably reduced in such manner as the Parties shall mutually agree in good faith.
(b)    Notice of a Sale Transaction. If Seller receives a bona fide, written offer from a Purchaser to enter into a Sale Transaction (an “Offer”), Seller shall deliver to Buyer a written notice thereof (the “Offer Notice”) stating: (i) Seller’s bona fide intention to consummate the Sale Transaction; (ii) the identity of the Purchaser; (iii) the material terms and conditions of such Sale Transaction (including the bona fide cash price or other consideration to be paid by Purchaser in such Sale Transaction); and (iv) the intended closing date of the Sale Transaction.
(c)    Exercise of Right of First Refusal. At any time within thirty (30) days after receipt of Seller’s notice, Buyer may, by giving written notice to Seller, exercise its ROFR and consummate the proposed Sale Transaction on substantially the same terms and conditions (including price) as set forth in the Offer Notice. In the event the Offer provides for delivery of any non-cash consideration upon consummation of the proposed Sale Transaction, in lieu thereof Buyer shall have the right to pay a cash sum equal to (i) the amount that is expressly ascribed to the value of such non-cash consideration in the Offer or, (ii) if no amount is provided in the Offer, then the value of such non-cash consideration as reasonably determined by the parties acting in mutual good faith. If Buyer elects not to exercise its ROFR, Seller may then proceed to close the Sale Transaction upon the terms set forth in the Offer Notice, or on terms no more favorable to the proposed Purchaser than those contained in the Offer Notice; provided, however, that, in the event Buyer elects not to exercise its ROFR and such Sale Transaction is not consummated within ninety (90) days, then the ROFR process described in this Agreement shall survive and repeat itself until expiration of the Offer Period.

(d)    Certain Defined Terms. For purposes of this Section 9.02, a “Sale Transaction” shall mean either: (A) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires, directly or indirectly, fifty percent (50%) of the outstanding voting power of Seller, other than in connection with a sale of more than fifty percent (50%) of the outstanding voting power, or sale of all or substantially all of the assets, of Red Lion Hotel Corporation; or (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Seller of all or substantially all of the Purchased Assets or the Business.
Section 9.03    Effect of Termination. In the event this Agreement is terminated for any reason, Buyer and Seller agree that:
(a)    The confidentiality obligations contained in Section 6.02 shall be applied to both Buyer and Seller for a period of twelve (12) months;
(b)    The provisions of Section 9.02 shall survive termination for the periods specified therein; and
(c)    Buyer shall not solicit for employment or hire (for itself or on behalf of any third party) any senior management employee of Seller with whom Buyer had substantive discussions in the course of considering the transaction that is the subject of this Agreement, for a period of twelve (12) months following the date of termination of this Agreement (other than such a person whose employment with Seller terminated prior to the commencement of the discussions with Buyer), without Seller’s prior written consent, in its sole discretion; provided, however, Buyer shall not be prohibited from employing any person who contacts Buyer pursuant to a general industry solicitation or on his or her own initiative and without any direct solicitation by Buyer or any person or entity acting on Buyer’s behalf (it being understood that Buyer shall not be prohibited from engaging independent employment agencies so as long as they are not directed by Buyer).
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or Parent:	TicketsWest.com, Inc. 201 W. North River Drive Spokane, WA 99201 E-mail: Dusty.Kurtz@ticketswest.com Attention: President

with a copy to:	Davis Wright Tremaine LLP 1201 Third Avenue, Suite 2200 Seattle, WA 98101 E-mail: mattlemaster@dwt.com Attention: Matt LeMaster

If to Buyer:	Paciolan, LLC 5171 California Ave., Ste. 200 Irvine, CA 92617 E-mail: legal@paciolan.com
Attention:    General Counsel
with a copy (which shall not        Learfield Communications, LLC

constitute notice) to:
2400 Dallas Parkway, Suite 500
Plano, TX 75093
Email: jraleigh@learfield.com
Attention: General Counsel

and:

Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Email: shaas@cozen.com
Attention: Steven N. Haas

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign its rights and obligations hereunder, in whole or in part, without the prior written consent of Seller or Parent, to any of Buyer’s Affiliates or to Learfield Communications, LLC or any of its Affiliates in connection with a sale of all or substantially all of the equity securities or assets of Buyer by merger, consolidation, sale of equity securities or assets, or otherwise, provided in the event of such assignment, Buyer shall provide notice to Seller of such assignment. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction).
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).
Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:	RED LION HOTELS CORPORATION
By /s/ Thomas L. McKeirnan Name: Thomas L. McKeirnan Title: Executive Vice President

Seller:	TICKETSWEST.COM, INC.
By /s/ Thomas L. McKeirnan Name: Thomas L. McKeirnan Title: Executive Vice President

Buyer:	PACIOLAN, LLC
By /s/ Kimberly Damron Name: Kimberly Damron Title: President

EXECUTION

AMENDMENT TO ASSET PURCHASE AGREEMENT
This Amendment (“Amendment”) dated this 3rd of October, 2017, to that certain Asset Purchase Agreement, dated as of August 11, 2017 (the “Agreement”), by and among RED LION HOTELS CORPORATION, a Washington corporation (“Parent”), TICKETSWEST.COM, INC., a Washington corporation (“Seller”), and PACIOLAN, LLC, a Delaware limited liability company (“Buyer”), is entered among the Company and the Holders pursuant to Section 10.09 of the Agreement. Capitalized terms used and not otherwise defined in this Amendment shall have meanings given such terms in the Agreement.
BACKGROUND
Each of Parent, Seller and Buyer desire to amend the Agreement to modify the terms on which the Escrow Amount shall be released following the Closing, all on the terms and subject to the conditions and other provisions set forth in this Amendment.
NOW, THEREFORE, in consideration of the promises and the terms and conditions set forth in this Amendment No. 1, and intending to be legally bound, the parties hereto agree as follows:

1.	Section 2.05 of the Agreement is amended, restated and replaced follows:
“The aggregate consideration for the Purchased Assets is the Final Purchase Price plus the assumption by Buyer of the Assumed Liabilities (the “Purchase Price”). At Closing, Buyer agrees to pay the Estimated Purchase Price as follows: (a) to the Escrow Agent referred to in Section 3.02(a)(x) hereof, Six Hundred Thousand Dollars ($600,000) (the “Escrow Amount”); and (b) to Seller, an amount equal to the Estimated Purchase Price (after deducting therefrom the Escrow Amount referred to in clause (a) above) in accordance with Section 2.06. Notwithstanding anything herein to the contrary: (i) on the twelve (12) month anniversary of the Closing Date (or, if such day is not a Business Day, the Business Day immediately succeeding such day), the Escrow Agent shall release to Seller a portion of the Escrow Amount such that the amount remaining in with the Escrow Agent to be held and disbursed in accordance with the provisions of the Escrow Agreement following such release shall be Three Hundred Thousand Dollars ($300,000); provided, however, that if one or more good faith claims for Losses with respect to which any Buyer Indemnitees has validly given notice in accordance with Article VIII on or prior to that date are then pending or settled but not yet paid (an “Outstanding Claim”), then the amount to be paid by the Escrow Agent to Seller pursuant to this clause (i) shall be reduced by the amount of the Outstanding Claims and shall be withheld by the Escrow Agent until all such claims are resolved in accordance with this Agreement and the Escrow Agreement; provided, further, that if the amount remaining with the

Escrow Agent on the twelve (12) month anniversary of the Closing Date (or, if such day is not a Business Day, the Business Day immediately succeeding such day) is less than Three Hundred Thousand Dollars ($300,000), or would be less after taking into account all Outstanding Claims, then no amount shall be released to Seller pursuant to this clause (i); and (ii) on the eighteen (18) month anniversary of the Closing Date (or, if such day is not a Business Day, the Business Day immediately succeeding such day), the Escrow Agent shall release to Seller the balance of the amount remaining with the Escrow Agent less the amount of any then Outstanding Claims (if any), which amount shall be withheld by the Escrow Agent until all such claims are resolved in accordance with this Agreement and the Escrow Agreement.”
2.Except as set forth above in this Amendment, the Agreement is hereby ratified and confirmed in all respects.
3.This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an origin

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment to Asset Purchase Agreement has been executed and delivered as of the date and year first above written by a duly authorized officer of Parent, Seller and Buyer.

Parent:	RED LION HOTELS CORPORATION
By /s/ Thomas L. McKeirnan Name: Thomas L. McKeirnan Title: Executive Vice President

Seller:	TICKETSWEST.COM, INC.
By /s/ Thomas L. McKeirnan Name: Thomas L. McKeirnan Title: Executive Vice President

Buyer:	PACIOLAN, LLC
By /s/ Kimberly Damron Name: Kimberly Damron Title: President

[Signature Page to Amendment to Asset Purchase Agreement]

Certain schedules and exhibits to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.